UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: October 21, 2015

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2015, the Company’s Board of Directors appointed Olga Bashkatova to serve as the Company’s Principal Accounting Officer.

Ms. Bashkatova, 30, is the Company’s Controller.  She served as the Company’s Director of Accounting from May 2013 to April 2015.  Before rejoining the Company, Olga was Controller at Bizfi from April 2015 until September 2015.  She previously worked at Merchantry, Inc., as Financial Controller (2011- 2013), as Finance & Accounting Manager at Group Commerce Inc. (2011), and as a Senior Associate at Kroll, Inc. (2006-2011). She has extensive experience in the preparation of financial statements, accounting and audit management, budgeting, payroll and benefits management, and financial investigations.  Ms. Bashkatova is a Certified Public Accountant and holds a B.S. in Accounting from New York University.

Ms. Bashkatova has no family relationships with any director, executive officer or person nominated or chosen by the Company to become director or executive officer of the Company. Ms. Bashkatova is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

At the time she was appointed Principal Accounting Officer, Ms. Bashkatova’s employment agreement was amended to increase her annual salary from $200,000 to $210,000 and to provide that she will receive a bonus of $30,000 after six months with the Company.  A copy of her amended and restated employment agreement is attached as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Olga Bashkatova

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: October 27, 2015	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President